Exhibit 99.1
 FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. SIGNS AMENDED PURCHASE AGREEMENT AND WILL BUY 100% OF PHILADELPHIA ADULT NIGHTCLUB

 HOUSTON– (January 29, 2008) – Rick’s Cabaret International, Inc. (NASDAQ/GM: RICK), premier operator of upscale gentlemen’s clubs, said today its wholly owned subsidiary has signed an amended Purchase Agreement and will now acquire100 percent of The End Zone, Inc., owner of an upscale, 25,000 square foot adult nightclub in Philadelphia, Pennsylvania.

The new contract amends an agreement signed last October under whicha subsidiary of Rick’s Cabaret would have purchased 51 percent of The End Zone, Inc., which owns and operates the Crazy Horse Too Cabaretat 2908 South Columbus Blvd.As part of the new agreement Rick’s Cabaret continues its plan to acquire a 51 percent interest in the real property on which the club is located.

“We are enthusiastic about the opportunity to own 100 percent of what is Philly’s most desirable gentlemen’s club,” said Eric Langan, President and CEOof Rick’s Cabaret. “The club is located a few minutes from Center City, next to the major sports complex where Philadelphia Phillies, 76ers, Flyersand Eaglesgames are played, and near the site of a proposed new gambling casino. We expect that very soon Rick’s Cabaret Philadelphia will be the No. 1 adult entertainment and dining establishment in the area.”

Rick’s Cabaret will pay $3.5 million in cash for the 51 percent interest in the real propertyandwill issue 195,000 shares of the company’s stockvalued at $23 per share.The shares will be subject to certain lock-up/leak-out provisions that limit their resale.  The transaction is anticipated to close within seven days of approval by the Pennsylvania Liquor Control Board, which the company anticipates will happen in the current fiscal quarter.

Mr. Langan said that upon finalization of the transaction the company plans to incorporate an upscale steakhouse and sports bar and convert the venue to the Rick’s Cabaret model that has been successful in markets including New York City, Houston, Minneapolis and other cities.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, Miami, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.

 Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com